Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordán	Kathy Waller
VP of Finance and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Second Quarter 2015 Results

SAN JUAN, Puerto Rico, August 6, 2015 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced consolidated revenues of $782.0 million and net income of $18.9 million, or $0.73 per diluted share for the quarter ended June 30, 2015.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $770.3 million, a 31.4% increase from last year;
●	Managed Care member month enrollment declined 48.1% year over year, reflecting the reduction in Medicaid service regions from eight to two;
●	Consolidated operating income was $5.6 million;
●	Consolidated loss ratio was 84.6%;
●	Medical loss ratio (MLR) was 87.4%.

Ramón Ruiz-Comas, President and Chief Executive Officer of Triple-S Management said, “Our second-quarter financial performance was in line with our expectations, despite the challenges facing our Medicare business and Puerto Rico’s distressed economy. Also, as a result of the island’s fiscal crisis, we thought it prudent to strengthen the allowance for doubtful accounts by $4.3 million, which represents $0.10 per diluted share, net of taxes.”

“Consolidated premiums earned increased approximately 40%, reflecting the additional Managed Care premiums attributable to the new at-risk Medicaid contract, which became effective April 1, 2015. We were able to seamlessly incorporate this new model into our operations and the contract was profitable for the three-month period. Within the Medicare business, we remain keenly focused on pursuing the strategic initiatives that we have outlined previously, which, we believe, will allow us to be more appropriately positioned for 2016 and beyond. Moreover, we will continue to repurchase our common stock in the open market and, in fact, bought back 528,000 shares this quarter.”

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Ruiz-Comas concluded, “We are satisfied with the progress we have made with our action plan, which was designed to confront the current economic and industry challenges we face. Our corporate strategy is based on developing a foundation for the longer term and addressing issues within our sphere of influence. In light of the local government’s fiscal situation and the weak local economy, both of which are beyond our control, we continue to refrain from providing 2015 guidance.”

Selected Quarterly Details

●	Pro Forma Net Income Was $7.3 Million, or $0.28 Per Diluted Share. Weighted average shares outstanding were 26.0 million. This compares with pro forma net income of $24.1 million, or $0.89 per diluted share, in the corresponding quarter of 2014, based on weighted average shares outstanding of 27.1 million.
●	Managed Care Membership. Fully-insured and self-insured Commercial membership decreased by 10.2% and 7.8%, respectively. Medicare membership was up 0.3% year over year, to 120,147. Medicaid membership declined 69.3%, reflecting our decision, effective April 1, 2015, to participate in only two service regions when the government of Puerto Rico changed its administrative services only (ASO) model, under which we served all eight regions, to an at-risk model. As a result, our Managed Care membership decreased by 48.1% year over year.
●	Consolidated Premiums Earned Increased 38.7%, to $754.1 Million. The increase in consolidated premiums earned was principally due to the additional Managed Care premiums generated under the new at-risk Medicaid contract. Total Medicaid premiums during this quarter were $205.6 million.
●	Administrative Service Fees Were Down 84.6%, to $4.6 Million. The lower service fee income reflects the change in the Medicaid business model from an ASO agreement to an at-risk agreement beginning April 1, 2015.
●	Managed Care MLR Rose 500 Basis Points, to 87.4%. The higher MLR largely reflects the impact of the new Medicaid at-risk contract, lower favorable prior-period reserve developments as compared to last year, a higher proportion of new Medicare Advantage enrollees, who have lower premium risk scores than continuing members, and increased pharmacy utilization and cost trends across all Managed Care businesses.
●	Consolidated Loss Ratio Rose 580 Basis Points, to 84.6%. The consolidated loss ratio reflects the increase in the Managed Care MLR and the Property and Casualty segment’s loss ratio, which rose 500 and 380 basis points, respectively.
●	Consolidated Operating Expense Ratio Decreased 490 Basis Points, to 16.7%. The lower consolidated operating expense ratio is mostly due to the increase in consolidated premiums earned offset, in part, by increases in the allowance for doubtful accounts, professional services incurred, and the health insurer fee.
●	Consolidated Operating Income Decreased to $5.6 Million. The decrease in operating income primarily reflects lower profitability in the Managed Care and Property and Casualty segments, resulting in a 510-basis-point decline in the consolidated operating margin.
●	Share Repurchase Program. Triple-S Management repurchased approximately 528,000 shares during the quarter, leaving $18.7 million remaining under the current buyback authorization.

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	Pro Forma Net Income
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2015	2014	2015	2014
Net income	$18.9	$27.4	$33.8	$34.4
Less pro forma adjustments:
Net realized investment gains, net of tax	8.5	3.3	13.5	3.4
Non-recurring tax benefit	3.1	-	3.1	-
Pro forma net income	$7.3	$24.1	$17.2	$31.0
Diluted pro forma net income per share	$0.28	$0.89	$0.65	$1.14

Six-Month Recap

For the six months ended June 30, 2015, consolidated operating revenues increased 14.8%, to $1.3 billion, primarily reflecting the additional Managed Care premiums generated under the new at-risk Medicaid contract that became effective April 1, 2015.  Total Medicaid premiums during this period were $205.6 million. Consolidated claims incurred for the six-month period were $1.1 billion, up 21.9% year over year, reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The six-month consolidated loss ratio was up 230 basis points, to 83.2%, and the MLR rose 180 basis points, to 86.3%.  This increase was driven by the impact of the new Medicaid at-risk contract, lower premium risk score in new Medicare Advantage enrollees, and increased pharmacy utilization and cost trends across all Managed Care businesses. Consolidated operating expenses for the six months ended June 30, 2015 were $254.2 million and the operating expense ratio was 19.3%. Pro forma net income for the six-month period was $17.2 million, or $0.65 per diluted share, based on weighted average shares outstanding of 26.3 million, compared with $31.0 million, or $1.14 per diluted share, based on weighted average shares outstanding of 27.3 million at the same time last year.

Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property & Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues. The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as Medicare premium adjustments and prior-period reserve developments, and presents them in the corresponding period.

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(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2015	2014	Percentage Change		2015	2014	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$211.6	$223.0	(5.1%)		$424.1	$452.8	(6.3%)
Medicare	278.6	262.6	6.1%		538.6	516.9	4.2%
Medicaid	205.6	-	100.00		205.6	-	100.00
Total Managed Care	695.8	485.6	43.3%		1,168.3	969.7	20.5%
Life Insurance	36.3	34.9	4.0%		74.1	69.9	6.0%
Property and Casualty	22.5	23.7	(5.1%)		45.3	47.2	(4.0%)
Other	(0.5)	(0.5)	0.0%		(1.0)	(1.2)	(16.7%)
Consolidated premiums earned, net	$754.1	$543.7	38.7%		$1,286.7	$1,085.6	18.5%
Operating revenues:
Managed Care	$706.1	$520.2	35.7%		$1,211.6	$1,038.7	16.6%
Life Insurance	42.4	40.9	3.7%		86.0	81.5	5.5%
Property and Casualty	24.6	25.9	(5.0%)		49.5	51.3	(3.5%)
Other	(2.8)	(0.8)	(250.0%)		(3.0)	(0.8)	(275.0%)
Consolidated operating revenues	$770.3	$586.2	31.4%		$1,344.1	$1,170.7	14.8%
Operating income:
Managed Care	$(2.5)	$27.9	(109.0%)		$8.5	$32.0	(73.4%)
Life Insurance	5.3	5.2	1.9%		10.1	10.4	(2.9%)
Property and Casualty	2.5	4.5	(44.4%)		4.0	5.2	(23.1%)
Other	0.3	(3.6)	108.3%		(3.1)	(3.6)	13.9%
Consolidated operating income	$5.6	$34.0	(83.5%)		$19.5	$44.0	(55.7%)
Operating margin:
Managed Care	(0.4%)	5.4%	-580	bp	0.7%	3.1%	-240	bp
Life Insurance	12.5%	12.7%	-20	bp	11.7%	12.8%	-110	bp
Property and Casualty	10.2%	17.4%	-720	bp	8.1%	10.1%	-200	bp
Consolidated	0.7%	5.8%	-510	bp	1.5%	3.8%	-230	bp
Depreciation and amortization expense	$4.0	$5.5	(27.3%)		$8.1	$10.6	(23.6%)

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Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2015	2014	2015	2014
Member months enrollment:
Commercial:
Fully-insured	1,125,363	1,273,324	2,269,092	2,592,736
Self-insured	561,220	608,880	1,135,554	1,236,286
Total Commercial	1,686,583	1,882,204	3,404,646	3,829,022
Medicare:
Medicare Advantage	355,942	318,227	703,024	637,516
Stand-alone PDP	-	41,148	-	82,745
Total Medicare	355,942	359,375	703,024	720,261
Medicaid:
Fully-insured	1,303,512	-	1,303,512	-
Self-insured	-	4,204,323	4,229,082	8,394,782
Total Medicaid	1,303,512	4,204,323	5,532,594	8,394,782
Total member months	3,346,037	6,445,902	9,640,264	12,944,065

Claim liabilities (in millions)			$321.9	$249.3 *
Days claim payable			58	56 *
Premium PMPM:
Managed Care	$249.85	$297.42	$273.25	$292.70
Commercial	188.03	175.13	186.90	174.64
Medicare Advantage	782.71	812.63	766.12	796.84
Stand-alone PDP	-	97.21	-	107.56
Medicaid	157.73	-	157.73	-

Medical loss ratio:	87.4%	82.4%	86.3%	84.5%
Commercial	85.4%	83.2%	84.3%	86.1%
Medicare Advantage	86.6%	81.6%	86.2%	82.9%
Stand-alone PDP	-	106.9%	-	101.1%
Medicaid	90.5%	-	90.5%	-

Adjusted medical loss ratio:	89.3%	86.3%	87.5%	86.1%
Commercial	86.5%	85.4%	85.8%	86.9%
Medicare Advantage	90.5%	86.7%	87.6%	85.0%
Stand-alone PDP	-	102.1%	-	100.1%
Medicaid	90.5%	-	90.5%	-

Operating expense ratio:
Consolidated	16.7%	21.6%	19.3%	21.7%
Managed Care	14.2%	17.8%	16.1%	18.2%

* Information provided as of December 31, 2014.

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Managed Care Membership by Segment	As of June 30,
	2015	2014
Members:
Commercial:
Fully-insured	375,083	417,519
Self-insured	186,357	202,018
Total Commercial	561,440	619,537
Medicare:
Medicare Advantage	120,147	106,176
Stand-alone PDP	-	13,654
Total Medicare	120,147	119,830
Medicaid:
Fully-insured	433,093	-
Self-insured	-	1,408,804
Total Medicaid	433,093	1,408,804
Total members	1,114,680	2,148,171

Conference Call and Webcast

Management will host a conference call and webcast on August 6, 2015 at 9:00 a.m., Eastern Time to discuss its financial results for the three months and six months ended June 30, 2015. To participate, callers within the U.S. and Canada should dial 1-855-327-6837, and international callers should dial 1-631-982-4565 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

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This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands)
Unaudited

	June 30, 2015	December 31, 2014
Assets

Investments	$1,245,589	$1,323,859
Cash and cash equivalents	212,504	110,037
Premium and other receivables, net	354,090	315,622
Deferred policy acquisition costs and value of business acquired	186,143	184,100
Property and equipment, net	74,530	78,343
Other assets	160,477	133,775

Total assets	$2,233,333	$2,145,736

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,017,495	$935,613
Accounts payable and accrued liabilities	309,735	277,630
Long-term borrowings	62,647	74,467

Total liabilities	1,389,877	1,287,710

Stockholders’ equity:
Common stock	26,028	27,032
Other stockholders’ equity	818,015	831,526

Total Triple-S Management Corporation stockholders’ equity	844,043	858,558

Non-controlling interest in consolidated subsidiary	(587)	(532)

Total stockholders’ equity	843,456	858,026

Total liabilities and stockholders’ equity	$2,233,333	$2,145,736

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Premiums earned, net	$754,107	543,735	$1,286,665	1,085,587
Administrative service fees	4,549	29,506	33,672	59,256
Net investment income	10,998	12,147	21,916	23,498
Other operating revenues	641	850	1,794	2,344

Total operating revenues	770,295	586,238	1,344,047	1,170,685

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(1,660)	(462)	(2,862)	(462)
Net realized gains, excluding other-than-temporary impairment losses on securities	12,267	4,390	19,682	4,516

Total net realized investment gains	10,607	3,928	16,820	4,054

Other income, net	1,083	575	2,842	821

Total revenues	781,985	590,741	1,363,709	1,175,560

Benefits and expenses:
Claims incurred	637,898	428,641	1,070,328	877,748
Operating expenses	126,824	123,589	254,199	248,956

Total operating costs	764,722	552,230	1,324,527	1,126,704

Interest expense	2,074	2,396	4,256	4,701

Total benefits and expenses	766,796	554,626	1,328,783	1,131,405

Income before taxes	15,189	36,115	34,926	44,155

Income tax expense (benefit)	(3,712)	8,662	1,219	9,773

Net income	18,901	27,453	33,707	34,382

Less: Net loss attributable to the non-controlling interest	25	23	55	49

Net income attributable to Triple-S Management Corporation	$18,926	$27,476	$33,762	$34,431

Earnings per share attributable to Triple-S Management Corporation:

Basic net income per share	$0.73	$1.01	$1.29	$1.27
Diluted earnings per share	$0.73	$1.01	$1.28	$1.26

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
Unaudited

	For the Six Months Ended June 30,
	2015	2014

Net cash provided by operating activities	$76,728	$3,009

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	241,476	95,759
Fixed maturities matured/called	34,906	17,066
Equity securities sold	65,621	40,745
Securities held to maturity - fixed maturities matured/called	100	2,418
Acquisition of investments:
Securities available for sale:
Fixed maturities	(259,984)	(137,783)
Equity securities	(12,165)	(20,650)
Securities held to maturity:
Fixed maturities	(103)	(350)
Other investments	(2,522)	(424)
Net outflows from policy loans	(74)	(172)
Net capital expenditures	(3,003)	(2,791)

Net cash provided by (used in) investing activities	64,252	(6,182)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	1,028	(3,593)
Repayments of long-term borrowings	(11,820)	(992)
Repurchase and retirement of common stock	(25,988)	(5,995)
Proceeds from policyholder deposits	4,538	3,305
Surrenders of policyholder deposits	(6,271)	(4,559)

Net cash used in financing activities	(38,513)	(11,834)

Net increase (decrease) in cash and cash equivalents	102,467	(15,007)

Cash and cash equivalents, beginning of period	110,037	74,356

Cash and cash equivalents, end of period	$212,504	$59,349

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